Exhibit (j)

BNY MELLON AND CUSTOMER CONFIDENTIAL

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

KKR REAL ESTATE SELECT TRUST INC.

BNY MELLON AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		4
	2.1	Appointment of Custodian	4
	2.2	Establishment of Accounts	5

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		5
	3.1	Authorized Persons	5
	3.2	Instructions	6
	3.3	BNY Mellon Actions Without Instructions	7
	3.4	Funds Transfers	8
	3.5	Electronic Access	8

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS		8
	4.1	Use of Subcustodians and Depositories	8
	4.2	Liability for Subcustodians	9
	4.3	Liability for Depositories	9
	4.4	Use of Agents	10
5.	CORPORATE ACTIONS		10
	5.1	Notification	10
	5.2	Exercise of Rights	10
	5.3	Partial Redemptions, Payments, Etc.	10
6.	SETTLEMENT		11
	6.1	Settlement Instructions	11
	6.2	Settlement Funds	11
	6.3	Settlement Practices	11

7.	TAX MATTERS		11
	7.1	Tax Obligations	11
	7.2	Responsibility for Taxes	12
	7.3	Payments	12

8.	PRIVATE INVESTMENTS; INVESTMENT FILES AND POSSESSED SECURITIES		12
	8.1	Acceptance and Safekeeping of Investment Files	12
	8.2	Acceptance and Safekeeping of Possessed Securities	13
	8.3	Responsibility for Private Investments	14

9.	CREDITS AND ADVANCES		15
	9.1	Contractual Settlement and Income	15
	9.2	Advances	16
	9.3	Repayment	16
	9.4	Securing Repayment	16
	9.5	Setoff	17

10.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		17
	10.1	Statements	17
	10.2	Books and Records	17
	10.3	Third Party Data	18

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11.	DISCLOSURES		18
	11.1	Required Disclosure	18
	11.2	Foreign Exchange Transactions	19
	11.3	Investment of Cash	19

12.	REGULATORY MATTERS		19
	12.1	USA PATRIOT Act	19
	12.2	Sanctions; Anti-Money Laundering	20

13.	COMPENSATION		21
	13.1	Fees and Expenses	21
	13.2	Other Compensation	21

14.	REPRESENTATIONS, WARRANTIES AND COVENANTS		21
	14.1	BNY Mellon	21
	14.2	Customer	22

15.	LIABILITY		22
	15.1	Standard of Care	22
	15.2	Limitation of Liability	23
	15.3	Force Majeure	24
	15.4	Indemnification	24

16.	CONFIDENTIALITY AND DATA SECURITY		25
	16.1	Confidentiality Obligations	25
	16.2	Exceptions	26

17.	TERM AND TERMINATION		26
	17.1	Term	26
	17.2	Termination	26
	17.3	Effect of Termination	26
	17.4	Survival	27

18.	GENERAL		27
	18.1	Non-Custody Assets	27
	18.2	Assignment	27
	18.3	Amendment	28
	18.4	Governing Law/Forum	28
	18.5	Sovereign Immunity	28
	18.6	Business Continuity/Disaster Recovery	28
	18.7	Non-Fiduciary Status	28
	18.8	Notices	29
	18.9	Entire Agreement	29
	18.10	No Third Party Beneficiaries	29
	18.11	Counterparts/Facsimile	29
	18.12	Interpretation	29
	18.13	No Waiver	29
	18.14	Headings	29
	18.15	Severability	30

LIST OF ENTITIES			1
	I.	General	1
	II.	Information Security Program Overview	1

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BNY MELLON AND CUSTOMER CONFIDENTIAL

CUSTODY AGREEMENT

This Custody Agreement (the “Agreement”) is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and KKR REAL ESTATE SELECT TRUST INC., a Maryland corporation (“Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 11.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY Mellon” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in an Account.

BNY MELLON AND CUSTOMER CONFIDENTIAL

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts, the Assets, Customer’s shareholders and its practices and procedures related to the services provided hereunder and including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Documentation” shall mean, for each Private Investment (as defined below) for which a Series physically delivers an Investment File (as defined below) to BNY Mellon, all documents and instruments that may include the related Private Investments (but excluding any physical certificates evidencing ownership of a Security (as defined below)), including any subscription agreements, loan documents (including each loan agreement, promissory note, participation certificate, collateral security agreement, guarantee or supporting obligation), partnership certificates, membership agreements or such other agreements or documents as may be mutually agreed between the parties from time to time.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY Mellon to Customer from time to time.

“Hedge Fund Investments” shall mean investments by any Series in hedge funds and other privately-placed securities issued by investment or collective investment vehicles, in each case, that satisfy the conditions set forth in Regulation D of the Securities Act of 1933.

“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person; or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that are reasonably believed by BNY Mellon to have been transmitted by an Authorized Person.

BNY MELLON AND CUSTOMER CONFIDENTIAL

“Investment File” shall mean an unsealed hard copy file, which the applicable Series represents contains Documentation (as defined above), physically delivered to and actually received and accepted by BNY Mellon, a Subcustodian or a Depository, as applicable.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.

“Non-Custody Assets” has the meaning set forth in Section 18.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to BNY Mellon and reasonably believed by BNY Mellon to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Possessed Securities” those securities or other assets which (x) are evidenced by physical certificates, (y) are certificated securities as defined in the UCC (as defined below) registered in the name of Customer, a Series or a third-party agent of Customer or such Series but in all cases such assets are not registered in the name of Custodian or its nominee and (z) are possessed by Custodian directly or indirectly through a Depository or Subcustodian and reflected in the Account.

“Private Investments” means, collectively, (i) private equity investments, including investments in partnership and limited liability companies (excluding Hedge Fund Investments), acquired by a Series and physically delivered to BNY Mellon, a Subcustodian or a Depository, as applicable, by the Series from time to time during the term of, and pursuant to the terms of, this Agreement; (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i); and (iii) loans or loan commitments originated by or otherwise obtained by a Series and delivered to BNY Mellon, Subcustodian or Depository, as applicable, by the Series from time to time during the term of, and pursuant to the terms of, this Agreement.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

BNY MELLON AND CUSTOMER CONFIDENTIAL

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing or evidencing or representing any other rights or interests therein; in each case as may be agreed upon from time to time by BNY Mellon and Customer and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in an Account. For the avoidance of doubt, Private Investments and Possessed Securities shall not be considered Securities for purposes of this Agreement.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 15.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate in connection with the settlement of transactions and/or custody of Assets, Investment Files or Possessed Securities hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 10.3(a).

“UCC” shall mean the Uniform Commercial Code, as amended or restated from time to time and as in effect in the State of New York.

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)

Customer hereby appoints BNY Mellon as custodian of all Securities and Cash (collectively, “Assets”), Investment Files and Possessed Securities, in each case to be held under, and in accordance with the terms of, this Agreement. BNY Mellon hereby accepts such appointment and agrees to keep safely all Assets delivered to and actually received by the Custodian in accordance with the provisions of this Agreement and applicable statutes, laws, rules and regulations applicable to BNY Mellon. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY Mellon has no obligation:

(i)	With respect to any Assets, Investment Files and Possessed Securities until they are actually received by BNY Mellon and credited to or held in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

BNY MELLON AND CUSTOMER CONFIDENTIAL

(iii)	To determine the adequacy of title to, or the validity or genuineness of, any Assets, Investment Files or Possessed Securities received by it or delivered by it pursuant to this Agreement; or

(iv)

With respect to any matters related to: the establishment, maintenance operation or termination of Customer; the offer, sale or distribution of the shares of, or interests in Customer; Customer’s or its investment advisor’s compliance with applicable laws.

(c)

Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(d)

If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY Mellon or a BNY Mellon Affiliate.

2.2	Establishment of Accounts

BNY Mellon will establish and maintain one or more accounts for each Series in which BNY Mellon will hold Assets, Investment Files and Possessed Securities relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account and any other securities and investments of each other Series. Furthermore, BNY Mellon shall hold and segregate on its books and records all Assets separate from other securities and investments in the possession of BNY Mellon, and all such Assets shall be marked on BNY Mellon’s books and records so as to clearly identify them as property of Customer. Except as otherwise contemplated in this Agreement, the Assets shall be and remain the sole property of Customer and BNY Mellon only shall have custody thereof. Except as otherwise contemplated in this Agreement, BNY Mellon shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Securities or assets except pursuant to the terms of this Agreement or as provided by applicable law or regulation. The Custodian shall take reasonable steps, to the extent reasonably possible, that Accounts to which US dollar denominated cash are held in or credited to are covered by federal deposit insurance.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

BNY MELLON AND CUSTOMER CONFIDENTIAL

3.2	Instructions

(a)

Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)

Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY Mellon and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY Mellon.

(e)

All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY Mellon may reasonably require and be received within BNY Mellon’s established cut-off times and otherwise in sufficient time, to enable BNY Mellon to act upon such Instructions; provided that, after the execution of this Agreement or as soon as practicable thereafter, BNY Mellon shall make available to Customer such required information, methods, cut-off times and other applicable timing requirements.

(f)

BNY Mellon may, in its sole discretion, decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY Mellon’s operating policies and practices, in which event BNY Mellon will promptly notify Customer.

(g)

Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY Mellon, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.

(h)

Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

BNY MELLON AND CUSTOMER CONFIDENTIAL

3.3	BNY Mellon Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)

Receive income and other payments due to the Accounts; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any mandatory exchanges of Securities or other mandatory corporate actions not requiring discretionary decisions or in accordance with standing instructions from an Authorized Person;

(c)

Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY Mellon;

(d)

Forward to Customer or its designee information (or summaries of information) that BNY Mellon receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)

Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY Mellon will take no further action nor provide further notification related to the bankruptcy case;

(f)

Unless otherwise elected by Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received on behalf of the Accounts;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement; and

(i)

Upon presentment of a check pursuant to a check redemption process agreed between Customer and BNY Mellon, unless otherwise instructed pursuant to Instructions, charge the amount of the check against the cash held in the Account of the relevant Series. If BNY Mellon receives timely Instructions that a check is not to be honored, BNY Mellon will return the check unpaid.

BNY MELLON AND CUSTOMER CONFIDENTIAL

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)

BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)

BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)

Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)

In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.

BNY MELLON AND CUSTOMER CONFIDENTIAL

(e)

With respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians, provided that BNY Mellon will exercise reasonable care, prudence and diligence to gather such information, or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 15.2(b)(i).

(f)

Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients.

(g)

Unless BNY Mellon has received Instructions to the contrary, BNY Mellon shall hold Assets indirectly through a Subcustodian only if: (i) the Assets are not subject to any right, charge, security interest, lien or claim of any kind in favor of the Subcustodian or its creditors (except a claim of payment for their safe custody or administration) or, in the case of cash deposits, liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency, or similar laws; and (ii) beneficial ownership of the Assets is freely transferable without the payment of money or value other than for safe custody or administration.

4.2	Liability for Subcustodians

(a)	BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)

With respect to Assets held by a Subcustodian, BNY Mellon will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate.

(i)	BNY Mellon’s liability will be limited solely to the extent resulting directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)

To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i), BNY Mellon’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).

4.3	Liability for Depositories

BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository; provided that, for clarity, BNY Mellon remains responsible for its own acts and omissions pursuant to the terms of this Agreement.

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4.4	Use of Agents

BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder, and BNY Mellon shall be liable to Customer for the acts or omissions of a BNY Mellon Affiliate under this Agreement to the same extent that BNY Mellon would have been liable under this Agreement if BNY Mellon had performed such act or omission itself. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder.

5.	CORPORATE ACTIONS

5.1	Notification

BNY Mellon will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, Customer must issue Instructions either: (a) using the BNY Mellon-generated form provided along with BNY Mellon’s notice under Section 5.1 or (b) if Customer is not using such BNY Mellon-generated form, clearly indicating, by reference to the options provided on such BNY Mellon-generated form, which action Customer is electing. Each such Instruction will be addressed as BNY Mellon may from time to time request and issued by such time as BNY Mellon will advise Customer or its designee.

5.3	Partial Redemptions, Payments, Etc.

BNY Mellon will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

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6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 9.1, Assets will be credited to the relevant Account only when actually received by BNY Mellon.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY Mellon with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs, which may include the delivery of Securities or Cash to a counterparty or its agents against, as applicable, the receipt of Securities or Cash in the future. Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

To the extent that BNY Mellon has received relevant and necessary information with respect to an Account, BNY Mellon will perform the following services with respect to Tax Obligations:

(a)

BNY Mellon (or the applicable Subcustodian) will apply, withhold and report appropriate amounts as BNY Mellon (in its capacity as custodian) or the applicable Subcustodian (in its capacity as subcustodian) is required to do under the relevant source country tax laws, and is authorized to debit the relevant Account in the amount of a Tax Obligation withheld and to pay such amount to the appropriate taxing authority;

(b)

BNY Mellon will, where appropriate and upon receipt of sufficient information, pursue claims for tax relief where (i) either a tax treaty or a source country’s domestic tax laws provide for favorable tax treatment with respect to an Asset as a result of the relevant Series’ status as a specific type of investor and/or residency status and (ii) the source country’s tax authorities have outlined the requirements and qualification criteria required to obtain such relief; and

(c)

BNY Mellon will forward to Customer or its designee information regarding Tax Obligations applicable to Customer that BNY Mellon receives in its capacity as custodian from third parties and that BNY Mellon reasonably believes would be useful to Customer or its designee in the submission of any reports or returns with respect to Tax Obligations.

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7.2	Responsibility for Taxes

Customer will be responsible and liable for all Tax Obligations with respect to any Assets, Investment Files and Possessed Securities held on behalf of Customer and any transaction related thereto. Customer acknowledges and agrees that BNY Mellon and its Affiliates are not tax advisers and will not under any circumstances provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters.

7.3	Payments

Where BNY Mellon receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY Mellon is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	PRIVATE INVESTMENTS; INVESTMENT FILES AND POSSESSED SECURITIES

8.1	Acceptance and Safekeeping of Investment Files

(a)

With respect to all Private Investments, Customer (with respect to a particular Series, if applicable) will arrange for the physical and not, for the avoidance of doubt, electronic, delivery of an Investment File to BNY Mellon, Subcustodian or Depository, as applicable accompanied by an Instruction which clearly identifies the contents of such Investment File; provided that BNY Mellon, Subcustodian or Depository may, in its reasonable discretion, reject any Investment File and/or any Documentation contained therein which such BNY Mellon, Subcustodian or Depository has determined to be ineligible for deposit or which otherwise cannot be held in custody by BNY Mellon, Subcustodian or Depository. BNY Mellon shall endeavor to provide reasonable notice to Customer of a rejection of any Investment File or related Documentation; provided that BNY Mellon makes no representation as to its ability to provide such notice. If an Investment File is accepted, BNY Mellon will generate an asset identifying number to track the Investment File and safekeep such Investment File. Under no circumstances will BNY Mellon be required to issue a trust receipt (or similar instrument) with respect to any Investment File or its contents.

(b)

BNY Mellon shall not be under an obligation to review, verify, validate or otherwise inspect the contents of an Investment File. BNY Mellon will include such Investment File in its regular security count audits and deliver such Investment File to such person or entity as Customer may instruct via Instructions. Acceptance of Investment Files by the BNY Mellon is based solely on Customer’s description and representations regarding the contents thereof and any other documentation that BNY Mellon requests to obtain reasonable comfort that such Investment File is what Customer purports such Investment File to be, it being understood that none of the BNY Mellon, nor any Subcustodian or Depository, as applicable, shall have any duty to Customer or a Series to so verify. Further, BNY Mellon shall be entitled

BNY MELLON AND CUSTOMER CONFIDENTIAL

to fully rely, without independent verification, on Customer’s representations regarding the Investment Files. BNY Mellon’s safekeeping of an Investment File shall in no way be construed as custody of the Private Investments or any other underlying assets which the Investment File is said to constitute or represent. For clarification, in the event the Customer’s or a Series’, if applicable, Private Investments consist of real and related personal properties (“Real Property”), BNY Mellon’s, a Subcustodian’s or a Depository’s acceptance of an Investment File purporting to evidence such Real Property shall in no way be deemed to be or otherwise constitute custody or possession of the underlying Real Property to which such Investment File relates and BNY Mellon, Subcustodians and Depositories shall have no duty, responsibility or obligation to possess, control, safekeep or otherwise provide any services contemplated by this Agreement in respect of any underlying Real Properties to which Investment Files may relate.

(c)

For the avoidance of doubt, BNY Mellon shall have no duty or obligation whatsoever to determine, or liability for the failure to determine, (i) the contents of an Investment File; (ii) that any Investment File is or is not what Customer or a Series purports it to be, or (iii) the value any asset represented by the Investment File. BNY Mellon makes no representations or warranties, nor does it give any other assurances, regarding any Investment File or the contents thereof. Any Account statements will only reflect an inventory of the Investment Files that BNY Mellon holds in custody hereunder without any representation as to the contents thereof. BNY Mellon shall be under no obligation hereunder for providing any Account statements directly to any clients or investors of Customer or a Series, if applicable, or any third parties. With respect to the subject matter hereof, BNY Mellon will only provide those services set forth herein and BNY Mellon shall be under no obligation to accept delivery of any Investment File unless it is delivered in accordance with the foregoing requirements.

8.2	Acceptance and Safekeeping of Possessed Securities

(a)

With respect to all Possessed Securities, Customer (with respect to a particular Series, if applicable) will arrange for the physical and not, for the avoidance of doubt, electronic, delivery of Possessed Securities to BNY Mellon, Subcustodian or Depository, as applicable accompanied by an Instruction which clearly identifies the key identifiers associated with such Possessed Security; provided that BNY Mellon, Subcustodian or Depository may, in its reasonable discretion, reject any Possessed Security which BNY Mellon, such Subcustodian or Depository has determined to be ineligible for deposit or which otherwise cannot be held in custody by BNY Mellon, Subcustodian or Depository. BNY Mellon shall endeavor to provide reasonable notice to Customer of a rejection of any Possessed Security; provided that BNY Mellon makes no representation as to its ability to provide such notice and provided BNY Mellon has acted with the Standard of Care, shall not incur any liability arising out of its failure to provide such notice. Under no circumstances will BNY Mellon be required to issue a trust receipt (or similar instrument) with respect to any Possessed Security. BNY Mellon agrees to hold Possessed Securities as bailee for Customer. BNY Mellon shall maintain continuous possession of the certificated securities evidencing Possessed Securities; provided, however, that BNY Mellon expressly disclaims any ability to “control” (within the meaning of the UCC) the Possessed Securities or otherwise exercise any rights in respect thereof or at the direction of Customer or a Series.

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(b)

BNY Mellon shall not be under an obligation to review, verify, validate or otherwise inspect any Possessed Securities. BNY Mellon will include such Possessed Securities in its regular security count audits and deliver such Possessed Securities to such person or entity as Customer or a Series may instruct via Instructions. BNY Mellon shall be entitled to fully rely, without independent verification, on Customer’s or a Series’ representations regarding the Possessed Securities.

(c)

For the avoidance of doubt, BNY Mellon shall have no duty or obligation whatsoever to determine the value or price of any Possessed Security. BNY Mellon makes no representations or warranties, nor does it give any other assurances, regarding any Possessed Security or the contents thereof. Any Account statements will only reflect an inventory of the Possessed Security, Possessed Securities that BNY Mellon holds in custody hereunder without any representation as to the value thereof. BNY Mellon shall be under no obligation hereunder for providing any Account statements directly to any clients or investors of Customer or a Series, if applicable, or any third parties. With respect to the subject matter hereof, BNY Mellon will only provide those services set forth herein and BNY Mellon shall be under no obligation to accept delivery of any Possessed Security unless it is delivered in accordance with the foregoing requirements.

8.3	Responsibility for Private Investments

(a)

No director, officer, employee or agent of Customer shall have physical access to any Investment Files or Possessed Securities or be authorized or permitted to withdraw any Documentation nor shall BNY Mellon any Subcustodian or Depository, as applicable, deliver any Documentation to any such person, unless such access or withdrawal has been duly authorized pursuant to this Agreement.

(b)	Customer shall be solely responsible for the servicing of all Private Investments. Customer shall cause all payments by or on behalf of issuers to be remitted to BNY Mellon for credit to the Account.

(c)

Customer shall be solely responsible for maintaining all records of account activity relating to each Private Investment, including without limitation, any modification, termination or other changes in the Private Investment. Upon modification or other change in any Private Investment, Customer shall promptly deliver or cause to be delivered to BNY Mellon, Subcustodian or Depository, as applicable, all relevant Documentation, as determined by the Customer in the Customer’s sole discretion.

(d)

Customer shall be solely responsible for the settlement of each purchase or sale of Private Investments. Subject to Section 8.3(e) below, Customer shall deliver to BNY Mellon Instructions specifying all Investment Files and Possessed Securities to be received or released in connection with such purchase or sale and any other relevant information concerning the custody of the Investment Files and Possessed Securities relating to the affected Private Investments. Customer assumes full responsibility for all credit risks associated with any such sale or purchase or any loss, damage or destruction of any Documentation, Investment Files or Possessed Securities in transit.

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(e)	Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed in writing to the parties, Customer shall, with respect to Private Investments:

(i)

Cause the issuer of the applicable Private Investment to deposit with BNY Mellon (by means of a check or draft payable to BNY Mellon or its nominee or by wire transfer) all income and other payments or distributions on or with respect to such Private Investment and advise BNY Mellon in an Instruction of the amount to be received and if such amount relates to a particular Investment File and the identity of such Investment File;

(ii)

Direct BNY Mellon in a detailed Instruction to present for payment on the date and at the address specified therein the Private Investment specified therein whether at maturity or for repurchase or redemption, and to hold hereunder such amounts paid on or with respect to such particular Private Investments as BNY Mellon may receive;

(iii)

Obtain and execute any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(iv)

Cause the issuer to deposit with BNY Mellon any Subcustodian or Depository, as applicable, such additional Private Investment or rights as may be issued with respect to any Private Investments and advise BNY Mellon in a detailed Instruction if the Private Investments are to be added or credited to a particular Investment File;

(v)	Be solely responsible for the exercise of rights or discretionary actions with respect to Private Investments covered by this Agreement; and

(vi)	Exercise all voting rights with respect to Private Investments.

9.	CREDITS AND ADVANCES

9.1	Contractual Settlement and Income

BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, Investment Files or Possessed Securities, or interest, dividends or other distributions payable on Securities, Investment Files and Possessed Securities, prior to its actual receipt thereof. All such credits will be conditional until BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible and not subject to any security interest, levy or other encumbrance.

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9.2	Advances

If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in an Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder.

9.3	Repayment

If: (a) BNY Mellon has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions); or (c) Customer is for any other reason indebted to BNY Mellon, Customer agrees to repay BNY Mellon (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

9.4	Securing Repayment

In order to secure repayment of Customer’s obligations and liabilities relating to a Series (whether or not matured) to BNY Mellon or any BNY Mellon Affiliate relating to or arising under this Agreement, and without limiting BNY Mellon’s or such BNY Mellon Affiliate’s rights under applicable law or any other agreement, Customer hereby pledges and grants to BNY Mellon and agrees that BNY Mellon shall have, to the maximum extent permitted by law, a continuing security interest (i) to the extent of any overdraft or indebtedness, (ii) to the extent of any unpaid fees and expenses owing hereunder, after giving effect to applicable notice and cure periods, if any (or, in the absence of any notice and cure period stated herein, after giving written notice of any past due fees and expenses and providing a cure period of 30 days) and (iii) any other amounts Customer may owe to BNY Mellon that relate to or arise under this Agreement, in: (a) all of Customer’s and such Series’ right, title and interest in and the Account relating to such Series and the Assets, Investment Files and Possessed Securities now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act) of BNY Mellon. Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to Customer, free and clear of all liens, claims and security interests (except as otherwise acknowledged in writing by BNY Mellon), and that the security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

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9.5	Setoff

BNY Mellon has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer relating to a Series to BNY Mellon or any BNY Mellon Affiliate and relating to or arising under this Agreement. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right without notice to Customer to retain or set-off against any obligations relating to such Series any cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights.

10.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

10.1	Statements

BNY Mellon will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

10.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of BNY Mellon will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY Mellon will identify on its books and records the Assets belonging to Customer with respect to each respective Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property. Customer and its authorized representatives will have the right, with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY Mellon to Customer or its authorized representative (including, without limitation, Customer’s independent registered public accounting firm).

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10.3	Third Party Data

(a)

Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY Mellon is entitled to rely on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete, except to the extent such Third Party Data is inaccurate or incomplete due to the fraud a third party acting as agent of BNY Mellon with respect to an obligation under this Agreement. BNY Mellon may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities, Investment Files or Possessed Securities.

(b)

Although statements and reports provided by BNY Mellon hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities, Investment Files or Possessed Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)

Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

11.	DISCLOSURES

11.1	Required Disclosure

(a)

With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

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(b)

With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 11, Customer agrees to supply BNY Mellon with any required information.

11.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

11.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. Provided BNY Mellon has implemented the Instructions to invest in one or more sweep vehicles in accordance with the Standard of Care, BNY Mellon will have no liability for any investment loss incurred on any such investments while invested in such vehicles. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

12.	REGULATORY MATTERS

12.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY Mellon with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify Customer’s identity. Customer acknowledges that BNY Mellon cannot establish an Account unless and until BNY Mellon has successfully performed such verification.

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12.2	Sanctions; Anti-Money Laundering

(a)

Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY Mellon of Sanctions.

(b)

Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of Customer’s investors is not a customer or joint customer with BNY Mellon. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws applicable to Customer. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder applicable to Customer, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.

(c)

Customer will promptly provide to BNY Mellon such information in Customer’s possession and BNY Mellon reasonably requests in connection with the matters referenced in this Section 12.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY Mellon the assets of any investor, Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

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(d)

BNY Mellon may decline to act or provide services in respect of any Account, and take such other actions as it, upon the advice of legal counsel, deems necessary or advisable, in connection with the matters referenced in this Section 12.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform Customer as soon as reasonably practicable.

(e)

While Customer remains responsible for the matters set forth in Section 12.2(a) and Section 12.2(b), it is noted that certain duties relating to such matters may be delegated by Customer to its transfer agent service provider.

13.	COMPENSATION

13.1	Fees and Expenses

In consideration of BNY Mellon’s services provided hereunder, Customer will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by BNY Mellon from time to time upon (i) thirty (30) days’ prior written notice to Customer and (ii) Customer’s prior written consent prior to implementation of such amended fee schedule) and (b) reimburse BNY Mellon for any out-of-pocket and incidental expenses incurred by BNY Mellon in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY Mellon within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

13.2	Other Compensation

(a)

Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.

(b)

Where a processing error has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error not occurred, any such gain will be solely for the account of BNY Mellon without any duty to report such gain to Customer.

14.	REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1	BNY Mellon

(a)

BNY Mellon represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement.

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(b)

BNY Mellon represents and warrants that it is qualified to act as a custodian pursuant to Section 17(f)(1) of the 1940 Act as of the date hereof and it shall confirm such qualification in writing to Customer upon the request of Customer.

(c)	BNY Mellon represents and warrants that it is conducting its business in compliance with all applicable. statutes, laws, rules and regulations applicable to it.

14.2	Customer

(a)

Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement.

(b)

Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)

Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, or operating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

(d)	Customer hereby represents, warrants and covenants, which shall be continuing and shall be deemed to be reaffirmed upon each Instruction given by the applicable Customer, that:

(i)

Its delivery of Possessed Securities and Investment Files (and the Documentation therein) to BNY Mellon hereunder complies with all applicable laws, rules and regulations, both state and federal, including all applicable anti-money laundering laws and regulations; and

(ii)	It will not include in Investment Files anything other than Documentation.

15.	LIABILITY

15.1	Standard of Care

In performing its duties under this Agreement, BNY Mellon will exercise the standard of reasonable care, prudence and diligence that a professional custodian would observe in these affairs taking into account the applicable law, prevailing rules, practices, procedures and circumstances in the relevant market (“Standard of Care”).

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15.2	Limitation of Liability

(a)

BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s negligence, willful misconduct, bad faith, reckless disregard in the performance of its obligations under this Agreement, or failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages).

(b)

Notwithstanding anything to the contrary set forth in this Agreement and in the absence of actual fraud, bad faith, gross negligence or willful misconduct by BNY Mellon or any BNY Mellon Affiliate , in no event will BNY Mellon or any BNY Mellon Affiliate be liable for any losses or damages arising out of any of the following:

(i)

Customer’s or an Authorized Person’s decision to invest in or hold Assets, Investment Files or Possessed Securities in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets, Investment Files or Possessed Securities to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY Mellon’s reliance on Instructions;

(iii)

BNY Mellon’s receipt or acceptance of fraudulent, forged or invalid Securities, Investment Files or Possessed Securities (or Securities, Investment Files or Possessed Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)

For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY Mellon acted upon such Instructions;

(v)	BNY Mellon receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

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(vi)	Customer’s or an Authorized Person’s decision to invest in Securities, Investment Files or Possessed Securities or to hold Cash in any currency; or

(vii)

The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or counterparty to the settlement of a transaction or to a foreign exchange transaction, except as provided in Section 4.2.

(c)

If BNY Mellon is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY Mellon may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY Mellon will not be liable for acting in accordance with such advice.

15.3	Force Majeure

BNY Mellon will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including acts of God, strikes or other labor disputes, work stoppages, acts of war, terrorism, general civil unrest, governmental or military actions, legal constraint or the interruption, loss or malfunction of utilities or communications or computer systems. BNY Mellon will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect.

15.4	Indemnification

(a)

Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement (including as a result of any action taken or omitted to be taken by Customer), except to the extent resulting from BNY Mellon’s actual fraud, negligence, willful misconduct, bad faith or reckless disregard in the performance of its obligations under this Agreement or failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement. Any obligations of Customer under this Section 15.4 with respect to a particular Series will not be satisfied out of the assets of another Series.

(b)

BNY Mellon agrees to indemnify, defend and hold harmless the Customer from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) (“Losses”), subject to, and in an amount not to exceed the limitation of aggregate liability described in Section 15(d) below, that may be imposed on, incurred by or asserted against the Customer and directly arising from BNY Mellon’s actual fraud, negligence, willful misconduct, bad faith or reckless disregard in the performance of its obligations under this Agreement or failure to perform its obligations under this Agreement in accordance with the Standard of Care, in each case, as determined by a court of competent jurisdiction in a final non-appealable order; provided, that the Customer shall not be entitled to indemnification hereunder for Losses arising from Customer’s own actual fraud, negligence, bad faith or willful misconduct.

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(c)

In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person (a “Claim”), upon the assertion of such Claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that any failure by a party to provide such notice shall not relieve the other party of its obligations to indemnify and hold harmless the other party pursuant to the terms of this Agreement except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure.

(d)

Notwithstanding the foregoing or any other provision in this Agreement or applicable law to the contrary, BNY Mellon and Customer agree that to the extent that BNY Mellon or any BNY Mellon Affiliate would otherwise be liable hereunder (including for any indemnity), in no event shall BNY Mellon’s and such BNY Mellon Affiliate’s total maximum aggregate liability under this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed one (1) year’s fees (based on the fees paid by the applicable Customer for the services provided pursuant to this Agreement during the preceding 12 month period); provided, however, that such limitation of liability with respect to Section 15.2(a) shall not be applicable to any act of BNY Mellon or any BNY Mellon Affiliate involving gross negligence, actual fraud or willful or intentional misconduct.

16.	CONFIDENTIALITY AND DATA SECURITY

16.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY Mellon may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations substantially similar to those imposed on BNY Mellon under this Agreement and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY Mellon may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution and marketing purposes.

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16.2	Exceptions

The Parties’ respective obligations under Section 16.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

16.3	Data Security

BNY Mellon, and any subsidiary or BNY Mellon Affiliate engaged to perform the duties assigned to BNY Mellon by this Agreement, will implement and maintain a written information security program consistent with the requirements set forth in Exhibit A. BNY Mellon shall exercise oversight of each such subsidiary or affiliate to ensure ongoing compliance with the objectives of this section.

17.	TERM AND TERMINATION

17.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

17.2	Termination

Each Party may terminate this Agreement with respect to one or more Series by giving to the counterparty a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

17.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon, and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. BNY Mellon will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets, Investment Files, Possessed Securities and other items; provided that (a) BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets, Investment Files or Possessed Securities remain in any Account after termination, BNY Mellon may deliver to Customer such Assets, Investment Files or Possessed Securities.

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17.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 14 (Representations, Warranties and Covenants); Section 15 (Liability); Section 16 (Confidentiality); Section 17.3 (Effect of Termination); Section 17.4 (Survival) and Section 18.4 (Governing Law/Forum).

18.	GENERAL

18.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets, Investment Files or Possessed Securities for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY Mellon with respect to Non-Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.

18.2	Assignment

(a)

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY Mellon may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Mellon Affiliate; (b) to any successor to the business of BNY Mellon to which this Agreement relates, in which event BNY Mellon agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

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18.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

18.4	Governing Law/Forum

(a)

The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)

Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

18.5	Sovereign Immunity

To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer irrevocably agrees not to claim, and it hereby waives, such immunity.

18.6	Business Continuity/Disaster Recovery

BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

18.7	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

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18.8	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

18.9	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

18.10	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

18.11	Counterparts/Facsimile

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. This Agreement may also be executed and delivered by facsimile or email with confirmation of delivery and/or receipt.

18.12	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

18.13	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

18.14	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

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18.15	Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		KKR REAL ESTATE SELECT TRUST INC.
By:	/s/ Dean Marziarz	By:	/s/ Lori Hoffman
Name:	Dean Marziarz	Name:	Lori Hoffman
Title:	Director	Title:	Chief Legal Officer
Date:	11/5/2020	Date:

Address for Notice:		Address for Notice:

The Bank of New York Mellon Attention:		KKR REAL ESTATE SELECT TRUST INC. 9 West 57th Street, Suite 4200 New York, NY 10019 Attention: Megan Gaul

Pursuant to Section 10.1(a):

☐	as beneficial owner, Customer OBJECTS to disclosure

☐	as beneficial owner, Customer DOES NOT OBJECT to disclosure

☐	Custodian will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

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APPENDIX I

LIST OF ENTITIES

Customer Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Custody Services

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EXHIBIT A

INFORMATION SECURITY ADDENDUM

I. General

This Information Security Addendum (the “Addendum”) forms part of and is incorporated into the Custody Agreement dated November _______, 2020 (the “Custody Agreement”) by and between KKR Real Estate Select Trust, a Maryland corporation (“Customer”), and The Bank of New York Mellon, a New York charter bank (“BNY Mellon”). BNY Mellon’s obligations under this Addendum are in addition to its other obligations under the Custody Agreement.

A. In the event of a conflict amongst the other terms of the Custody Agreement, the terms of this Addendum, the more protective terms with regard to Customer Data will apply.

B. Capitalized terms used but not defined in this Addendum shall have the meanings provided elsewhere in the Custody Agreement.

II. Information Security Program Overview

A. During the term of the Custody Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY Mellon in accordance with this Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer, and (iv) provide for secure disposal of Customer Data.

B. BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this rider is intended to provide.

III. Security Incident Response and Notice

A. BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B. In the event of a declared Security Incident, BNY Mellon will (i) promptly notify Customer, (ii) provide updates to Customer regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

“Security Incident” means any known (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law or a personal data breach as defined under the EU General Data Protection Regulation 2016/679 (“GDPR”) or (ii) loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data (other than NPPI and or personal data as defined under the GDPR) or (iii) successful attempt to gain unauthorized access to, or disrupt or misuse a component of BNY Mellon’s network that directly impacts its provision of the Services or unsuccessful attempt to do the same that in BNY Mellon’s reasonable determination is sufficiently serious enough to notify Customer.

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IV. Governance

A. BNY Mellon shall, no more than once in a 12 month period (unless otherwise agreed to between the parties), (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of the BNY Mellon systems used to provide the Services and, upon request, provide Customer with a confirmation of such testing, and (iii) upon request, participate in Customer’s reasonable information security due diligence questionnaire process.

B. BNY Mellon shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel:

(i) meet with Administrator’s subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon premises except as mutually agreed in writing; and

(ii) permit access to a BNY Mellon data center used to process Customer Data and provide the Services by no more than three of Customer’s representatives, including employees of a regulatory or supervisory authority of Customer that is also a regulatory or supervisory authority of BNY Mellon, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

Notwithstanding any provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, without BNY Mellon’s prior written consent. The Administrator shall reimburse BNY Mellon for any costs and expenses reasonably incurred in connection with Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY Mellon’s security controls and data center.

Network and Communications Security

B. Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the Services, and will review and update such inventory in accordance with the ISP.

C. Change Management. BNY Mellon shall require that changes to its network or software used to provide the Services are tested and applied pursuant to a documented change management process.

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D. Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

E. Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the Services will be segregated from pre-production regions and BNY Mellon’s internal segment.

F. Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the Services. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

G. Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the Services.

H. Communications. BNY Mellon will protect electronic communications used in the provision of Services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V. Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI. Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the Services as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII. Data Security

A. Identity & Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B. Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of Services.

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C. Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the Services.

D. Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E. Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the Services. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F. Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G. Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII. Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the Services, subject to applicable laws, and require its personnel involved in the provision of Services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX. Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X. BCP/DR. BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the Services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the Services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

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